To The Board of Directors
Skystar Bio-Pharmaceutical Company

Consent of Independent Accountants
Skystar Bio-Pharmaceutical Company
Audited Financial Statements
December 31, 2006

We consent to the incorporation in the Annual Report of Skystar Bio-Pharmaceutical Company (the “Company”) on Form 10-KSB and in the Company’s Form S-8 Registration Statements (File No. 333-101679 filed on December 6, 2002, and File no. 333-132136 filed on March 1, 2006) of our report dated May 17, 2007 on our audit of the financial statements of Skystar Bio-Pharmaceutical Company and Subsidiary as of December 31, 2006, and for the year then ended, which our reports are incorporated in the Form 10-KSB.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP
Moore Stephens Wurth Frazer and Torbet, LLP

Walnut, California
May 18, 2007